Exhibit 10.3

Staples, Inc.

Executive Officer Incentive Plan

Fiscal Years 2008 - 2012

I.     Summary and Objectives

Staples, Inc. (“Staples”) has developed this Executive Officer Incentive Plan (the “Incentive Plan”) to provide opportunities for Plan Participants (as defined below) to earn financial rewards for their role in ensuring that Staples meets its annual performance targets. The Incentive Plan aims to align the interests of the Plan Participants with those of our shareholders. Bonus awards are based on actual results measured against pre-established company financial objectives. Bonus awards are intended to provide a reward to Plan Participants and supplement the base salary program.

II.    Term of Plan

The Incentive Plan will cover five fiscal years, beginning with the 2008 fiscal year (beginning February 3, 2008) and ending with the 2012 fiscal year (ending February 2, 2013). Each such fiscal year is referred to herein as a “Plan Year”.

III.  Eligibility

Provided that the Compensation Committee of the Board of Directors (the “Committee”) determines that Staples meets the applicable performance objectives for a particular Plan Year, as set forth below, and all other eligibility requirements are met, the following guidelines will be used to determine Plan Participants’ bonus award eligibility. Except as set forth in Section III. D with respect to a Plan Participant’s death, bonus awards are not guaranteed and will not be paid unless Staples meets the required objectives set forth in the Incentive Plan and the Committee authorizes the payment of bonus awards.

A.    General Eligibility Requirements

Each executive officer of Staples, within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission, will be eligible to participate in the Incentive Plan, except that an executive officer whose employment terminates prior to the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Incentive Plan for that Plan Year (each a “Plan Participant”).

B.    Changes in Position

A Plan Participant who changes from one position to another will be eligible for a prorated bonus award as follows:

1.     A Plan Participant who transfers from an Incentive Plan eligible position into a position eligible for another bonus plan is eligible for a prorated bonus award under the Incentive Plan based on the number of days the associate was a Plan Participant during the applicable Plan Year. The associate’s eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position.

2.     A Plan Participant who changes from one Incentive Plan eligible position to another, through a promotion, transfer or demotion, is eligible for a prorated bonus award for each position based on the number of days the associate held such position during the applicable Plan Year.

C.    Leaves of Absence

A Plan Participant who is on a company-approved leave of absence in excess of 90 days during a Plan Year will not be eligible for a bonus award for the portion of his or her leave over 90 days unless otherwise approved by the Committee.

D.    Retirement, Disability or Death

Retirement:  If a Plan Participant terminates his or her employment after attaining age 55 and if at the time of such termination of employment the sum of the years of service (as determined by the Board of Directors of Staples) completed by the associate plus the associate’s age is greater than or equal to 65, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.

Disability:  If a Plan Participant’s employment is terminated due to permanent disability before the end of the Plan Year, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.

In each case described above, no prorated bonus will be paid unless all of the applicable requirements set forth in the Incentive Plan are met, including without limitation that the Committee determines that Staples meets the applicable performance objectives for a particular Plan Year and authorizes the payment of bonus awards.

Death:  If a Plan Participant’s employment is terminated due to death before the end of the Plan Year, 100% of the Plan Participant’s Target Award for such Plan Year will be paid within 60 days of such termination; provided, that if such termination occurs during the Plan Participant’s first Plan Year under the Incentive Plan, the bonus award will be prorated based on the number of days the associate was employed by Staples during the applicable Plan Year, calculated as if the associate had been employed by Staples through the end of the Plan Year.

E.     Employment and Compliance

As described under “General Eligibility Requirements,” and except as set forth in Section III. D, a Plan Participant must be employed as of the last day of the Plan Year in order to be eligible for a bonus. If the employment of a Plan Participant terminates during a Plan Year for any reason other than retirement (as defined above), permanent disability or death, no bonus will be paid to the Plan Participant for that Plan Year.

In addition, a Plan Participant must comply with all applicable state and federal regulations and Staples’ policies (the “Compliance Requirements”) in order to be eligible to receive a bonus award under the Incentive Plan. A Plan Participant who is terminated after the end of a Plan Year, but before bonus awards for such Plan Year are distributed, for violating any of the Compliance Requirements will not be eligible to receive a bonus award for such Plan Year.

IV.   The Plan

Within 90 days after the beginning of each Plan Year, the Committee will establish specific performance objectives for the payment of bonus awards for that Plan Year. The performance objectives for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity and customer service levels. These performance objectives are intended to establish the benchmark of success for Staples. The Committee may determine that special one-time or extraordinary gains or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party.

For each Plan Year, a specified percentage (which may vary from Plan Year to Plan Year) of each Target Award (as defined below) will be based upon each of the performance objectives selected by the Committee for that Plan Year. For each of the performance objectives, a specified percentage of the portion of the Target Award that is based on that particular performance objective will be paid based on the level of performance achieved. Each performance objective has a threshold performance level that must be achieved for any of the bonus award to be paid for such objective. Except as set forth in Section III. D with respect to a Plan Participant’s death, no bonus will be paid under the Incentive Plan for a Plan Year if the minimum earnings per share goal established for such Plan Year is not achieved, regardless of whether any other performance objective is achieved. The maximum bonus award payable to an executive officer for any Plan Year is $4 million. In addition, the Committee presently intends to limit bonus awards to 200% of a Plan Participant’s Target Award.

V.   Payment Calculations

Each Plan Participant will have a target bonus award (a “Target Award”) for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the Plan Participant during the Plan Year. The percentages will be determined by the Committee based on the Plan Participant’s job level and responsibilities and may vary for different officers or business units. At the end of the Plan Year, the Committee shall determine the amount, if any, to be paid to each Plan Participant based on the extent that the performance goals established for the Plan Participant were achieved and shall authorize payment by Staples to the Plan Participant; provided that the Committee may use negative discretion to decrease, but not increase, the amount of any bonus award otherwise payable to a Plan Participant.

Any bonus checks will be distributed to Plan Participants within 2 1/2 months following the end of the applicable Plan Year.

VI.  Plan Administration

A.    Administration

The Incentive Plan will be administered by the Committee. The Committee will have broad authority for: determining target bonuses and selecting performance objectives, as described below; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, including determining to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business, the satisfaction of performance objectives and the payment of awards under the Incentive Plan.

B.    Employment at Will

The Incentive Plan does not create an express or implied contract of employment between Staples and a Plan Participant. Both Staples and the Plan Participants retain the right to terminate the employment relationship at any time and for any reason.

C.    Bonus Provisions (Amendments and Termination)

Bonuses are not earned or vested until actual payments are made. Staples reserves the right at any time prior to actual payment of bonus awards to amend, terminate or discontinue the Incentive Plan in whole or in part whenever it is considered necessary.

The Incentive Plan may be amended or terminated by either the Board of Directors or the Committee, provided that (1) no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of Plan Participants with respect to their bonus awards for that Plan Year, and (2) no amendment which would require stockholder approval under Section 162(m) of the Internal Revenue Code may be effected without such stockholder approval.

D.    Rights are Non-Assignable

Neither the Plan Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

E.     Withholding

All required deductions, including without limitation with respect to federal, state or local taxes, will be withheld from the bonus awards prior to distribution.